THOMPSON COBURN LLP

One US Bank Plaza

St. Louis, MO 63101

(314) 552-6295

February 23, 2006

EDGAR CORRESPONDENCE

Linda B. Stirling, Esq.

Senior Counsel

Securities and Exchange Commission

Division of Investment Management

450 5th Street, NW, 5-6

Washington, DC 20549

Re: Unified Series Trust (SEC File Nos. 811-21237 and 333-100654)

Dear Linda:

Enclosed for filing please find Post-Effective Amendment No. 57 (“PEA No. 57”) to the registration statement on Form N-1A for Unified Series Trust with respect to the Geronimo Funds.

PEA No. 57 is marked to show changes from the Geronimo Funds’ currently effective prospectus. We respectfully request that you selectively review only the following sections:

PROSPECTUS

More About Investment Strategies and Risks – Closed End Funds Risks (p. 29)

About Your Investment - Determination of Net Asset Value (p. 35)

As we discussed, the purpose of this filing is to disclose that the Geronimo Multi-Strategy Fund will calculate its NAV as of 4:00 p.m. Eastern, rather than 8:00 a.m. Eastern as previously disclosed. At the adviser’s request, we also added disclosure regarding each Fund’s ability to invest in closed-end funds and their risks.

We respectfully request selective review of the revised sections on an expedited basis, as permitted by the February 25, 1994 generic comment letter of the SEC’s Division of Investment Management.

We would appreciate receiving your comments on or before Friday, March 3, 2006. Your assistance in meeting our target effective date is sincerely appreciated. If you have any questions regarding this filing, please contact me at (314) 552-6295.

Sincerely,

THOMPSON COBURN LLP

By: /s/ Dee Anne Sjögren